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                                                                     Exhibit 4.7


         Description of Specimen Exchange Preferred Stock Certificate


Face of Certificate:

     The front of the specimen Exchange Preferred Stock certificate (the "Certificate") contains the logo of the Company above the name of the Company and the Exchange Preferred Stock's CUSIP number (423328 88 9). The Certificate is signed by Debra H. Snider, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company, and Richard J. Almeida, Chairman and Chief Executive Officer of the Company. The Company's corporate seal appears in the middle of the lower edge of the Certificate. The face of the Certificate also contains the following language:

     This certifies that ________________________ is the owner of _____________
full-paid and non-assessable shares of Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, of HELLER FINANCIAL, INC. (the "Corporation"), a Delaware corporation. The shares represented by this certificate are transferable only on the stock transfer books of the Corporation by the holder of record hereof, or by his duly authorized attorney or legal representative, upon the surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Corporation's transfer agent and registrar.

     In witness whereof, the Corporation has caused this certificate to be executed by the facsimile signatures of its duly authorized officers and has caused a facsimile of its corporate seal to be hereunto affixed.

Reverse of Certificate:

     The back of the certificate contains the following language:

     The Corporation will furnish without charge to each stockholder who so requests, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or its transfer agent.

     The reverse of the Certificate also contains standard stock transfer instructions.